PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)
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                                                                       Nine Months Ended September 30
                                                                     ----------------------------------
                                                                            1999                   1998
                                                                     -----------            -----------

 Income before minority interests                                       $ 23,427                $ 9,721
 Loss on sale of real estate                                                   -                 15,461
 Interest incurred                                                        70,100                 42,984
 Amortization of capitalized interest                                        386                    341
 Amortization of debt issuance costs                                       2,364                  1,193
 Amortization of interest rate protection contracts                           63                  1,006
 Less interest earned on interest rate protection contracts                    -                    (23)
 Less capitalized interest                                                (3,387)                (4,511)
                                                                        --------               --------
      Earnings                                                            92,953                 66,172
                                                                        --------               --------

 Interest incurred                                                        70,100                 42,984
 Amortization of debt issuance costs                                       2,364                  1,193
 Amortization of interest rate protection contracts                           63                  1,006
 Preferred stock distributions and dividends                              18,607                 17,648
                                                                       ---------               --------
      Combined Fixed Charges and
          Preferred Stock Distributions and Dividends                  $  91,134               $ 62,831
                                                                       ---------               --------
    Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                           1.02x                  1.05x
                                                                       =========               ========

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